Exhibit (k)(3)(i)
     THIS AMENDMENT, executed as of July 14, 2006 (“Amendment”), is to the Accounting Services Agreement dated October 18, 2004, (the “Agreement”) between HIGHLAND FLOATING RATE FUND (the “Fund”) and PFPC Inc. (“PFPC”) and is retroactive to October 18, 2004.
W I T N E S S E T H :
     WHEREAS, PFPC provides certain accounting services to the Fund under the Agreement;
     WHEREAS, PFPC has provided certain blue sky services to the Fund since October 18, 2004; and
     WHEREAS, the parties desire to amend the Agreement as set forth herein.
     NOW, THEREFORE, intending to be legally bound the Fund and PFPC agree that the Agreement shall be amended as follows:
     1. Section 14 (captioned “Description of Accounting Services on a Continuous Basis”) is hereby amended by deleting “and” at the end of sub-paragraph (xvi), by replacing the “.” at the end of sub-paragraph (xvii) with “;” and by adding the following immediately after sub-paragraph (xvii):
“ (xviii) Monitor the Fund’s compliance with the amounts and conditions of each state qualification; and
(xix) In connection with blue sky filings, the Fund hereby grants PFPC a limited power of attorney on behalf of the Fund to sign all blue sky filings and other related documents in order to effect such filings. The Fund will provide PFPC a listing of all jurisdictions in which the Fund (and each class thereof) is lawfully available for sale as of the date of this Agreement and in which the Fund desires PFPC to effect a blue sky filing.”
     2. Section 11 (captioned “Compensation”) is hereby amended by adding the following sentence at the end of the Section: “Subject to payment of filing fees to PFPC in advance, PFPC will remit to the respective jurisdictions the requisite blue sky filing fees for the shares of the relevant Portfolios(s) (or classes thereof), and any fees for qualifying or continuing the qualification of any Portfolio(s) (or classes thereof).”
     3. Except as specifically set forth herein, (a) no provision of this Amendment is intended to alter or otherwise impact the terms and conditions of the Agreement; and (b) all provisions of the Agreement remain in full force and effect. In the event of a conflict between the terms of this Amendment and the Agreement, this Amendment shall control, with respect to the matters set forth herein.

     4. This Amendment may be executed in two or more counterparts, each of which shall be deemed and original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.
     5. This Amendment shall be governed by the laws of the State of Delaware, without regard to its principles of conflicts of laws.
     6. Capitalized terms not defined in this Amendment have their respective meaning as defined in the Agreement.
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the day and year first above written.

PFPC INC.

By:	/s/ Jay F. Nusblatt
Title:	S.V.P

HIGHLAND FLOATING RATE FUND

By:	/s/ Joe Dougherty
Title:	Joe Dougherty, Senior Vice President